Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS LOWER THIRD QUARTER EARNINGS

SANTA ANA, CALIFORNIA, April 23, 2003 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $2.3 million for the third quarter ended March 31, 2003, a 41% decrease from net earnings of $3.9 million for the third quarter of fiscal 2002. Diluted earnings per share for the third quarter decreased 38% to $0.21 per share, compared to $0.34 per share for the third quarter of the prior year. For the nine months ended March 31, 2003, net earnings decreased 21% to $8.2 million, compared to $10.4 million for the first nine months of fiscal 2002. Earnings per share were $.73 for the first nine months of fiscal 2003, down 20% from $.91 per share reported for the same period of fiscal 2002.

For the third quarter ended March 31, 2003, net direct finance and interest income increased 63% to $5.1 million, compared to $3.1 million for the third quarter of fiscal 2002. This improvement is primarily due to a significant decrease in the provision for lease losses, as the volume of problem leases remained relatively unchanged over the period. Total direct finance and interest income increased 12% when compared to the third quarter of fiscal 2002, reflecting higher direct finance income earned from a larger investment in capital leases. Other income decreased 52% to $3.2 million, compared to $6.8 million during the third quarter of fiscal 2002. The decrease reflects a significant decrease in the gain on sales of leased property and in sales-type lease income. As a result of the foregoing, gross profit of $8.4 million for the third quarter of fiscal 2003 decreased 16% from $9.9 million reported for the third quarter of the prior year.

For the nine months ending March 31, 2003, net direct finance and interest income increased 45% to $14.9 million, compared to $10.3 million for the first nine months of fiscal 2002. The increase reflects a significant decrease in the provision for lease losses, again reflecting the stable portfolio performance since the beginning of the year. Total direct finance and interest income increased 7% as a result of higher direct finance income earned from a larger investment in capital leases. Other income decreased 37% to $11.3 million, compared to $17.7 million during the first nine months of fiscal 2002, and largely reflected a significant decrease in the gain on sale of leased property. Gross profit of $26.2 million for the first nine months of fiscal 2003 decreased 7% from $28.0 million reported for the same period of the prior year.

During the third quarter, CalFirst Bancorp's selling, general and administrative ("S,G&A") expenses increased by 26% to $4.6 million, compared to $3.7 million during the third quarter of fiscal 2002. For the first nine months, S,G&A expenses were up 16% to $12.8 million compared to $11.1 million reported for the first nine months of the prior year. The increase in S,G&A expenses for both periods is due to higher costs related to an expansion of the sales organization, which has almost doubled over the past nine months.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated that "CalFirst Bancorp's results for the third quarter and first nine months continue to reflect the expense of expanding our sales organization at a time when the economic and credit environment are not supporting growth in our lease business. At the same time, income from sales of leased property and lease extension revenue are down significantly, reflecting our forecasted decrease in volume of leases reaching their end of term during fiscal 2003. As previously disclosed, the volume of leases reaching their end of term during fiscal 2003 is substantially lower than last year. Accordingly, we continue to expect that the Company's income from lease renewals and sales of leased property during the fourth quarter of fiscal 2003 will be lower than the same period of last year. Moreover, SG&A expenses are expected to continue around current levels. Offsetting these negative factors, finance income from the lease portfolio has increased each quarter during fiscal 2003, and the volume of new leases booked during the first nine months increased by 25% when compared to the first nine months of last year. As a result, CalFirst Bancorp's total investment in capital leases is up 19% from the level at June 30, 2002. During the third quarter ended March 31, 2003, CalFirst Bank again recorded a small profit, although it did incur a loss for the first nine months of fiscal 2003."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives.

California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2002 Annual Report on Form 10-K and the 2003 quarterly reports on Form 10Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002

Direct finance income	$ 5,105	$ 4,439	$14,629	$ 13,170
Interest income on investments	$ 190	$ 309	$ 807	$ 1,193
Total direct finance and interest income	$ 5,295	$ 4,748	$15,436	$ 14,363

Interest expense on deposits	$ 55	$ 41	$ 184	$ 65
Provision for lease losses	$ 120	$ 1,568	$ 338	$ 4,004
Net direct finance and interest income after provision for lease losses	$ 5,120	$ 3,139	$14,914	$ 10,294
Other income
Operating and sales-type lease income	$ 1,879	$ 2,806	$ 4,975	$ 5,144
Gain on sale of leases and leased property	$ 1,176	$ 3,856	$ 5,816	$ 11,614
Other income	$ 183	$ 144	$ 468	$ 992
Total other income	$ 3,238	$ 6,806	$11,259	$ 17,750

Gross Profit	$ 8,358	$ 9,945	$26,173	$ 28,044

Selling, general and administrative expenses	$ 4,639	$ 3,681	$12,805	$ 11,079

Earnings before income taxes	$ 3,719	$ 6,264	$13,368	$ 16,965

Income taxes	$ 1,432	$ 2,412	$ 5,147	$ 6,532

Net earnings	$ 2,287	$ 3,852	$ 8,221	$ 10,433

Basic earnings per share	$ 0.21	$ 0.34	$ 0.74	$ 0.93
Diluted earnings per share	$ 0.21	$ 0.34	$ 0.73	$ 0.91

Weighted average common shares outstanding	10,993	11,199	11,070	11,220
Diluted number of common shares outstanding	11,138	11,399	11,291	11,435

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	March 31, 2003	June 30, 2002
	(Unaudited)	(Audited)
ASSETS
Cash and short term investments	$ 71,905	$ 88,393
Federal Reserve Bank Stock	560	583
Net receivables	12,737	15,961
Property for transactions in process	19,452	20,570
Net investment in capital leases	128,749	108,091
Other assets	2,125	2,289
Discounted lease rentals assigned to lenders	46,703	72,754
	$282,231	$308,641
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 929	$ 1,422
Income taxes payable, including deferred taxes	21,576	22,501
Deposits	7,262	8,969
Other liabilities	10,282	11,604
Nonrecourse debt	46,703	72,754
Total liabilities	86,752	117,250
Stockholders' Equity	195,479	191,391
	$282,231	$308,641